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                                                                    EXHIBIT 99.2


THE CHASE MANHATTAN CORPORATION
270 Park Avenue
New York, NY 10017-2070

                                  NEWS RELEASE



For Immediate Release                               Press Contacts: Ken Herz
                                                                    212-270-4621
                                                                    John Stefans
                                                                    212-270-7438
                                                  Investor Contact: John Borden
                                                                    212-270-7318


            CHASE TO ACQUIRE BANK OF NEW YORK'S CREDIT CARD PORTFOLIO

         New York, October 21, 1997 -- The Chase Manhattan Corporation (NYSE:CMB) said today that it has agreed to purchase substantially all of The Bank of New York's credit card portfolio, totaling approximately 3.5 million accounts and approximately $4 billion in outstandings.

         The purchase will exclude The Bank of New York's late cycle delinquent and bankrupt accounts. The agreement will afford The Bank of New York the ability to offer credit cards to its customers through an agent program with Chase. Chase said that it expects to offer employment to the majority of The Bank of New York's credit card employees in Newark, Delaware.

         The acquisition, expected to be completed by year-end, will increase Chase's portfolio to more than 20 million accounts and more than $30 billion in outstandings and expand Chase's consumer banking customer base to nearly 30 million individuals and households coast to coast.

         "The purchase demonstrates our commitment to the credit card business," said Donald L. Boudreau, vice chairman for nationwide consumer credit. "It is also consistent with our view that ongoing consolidation within the card industry provides attractive opportunities to grow through economically sound acquisitions that allow us to take advantage of our existing scale and technology platforms."

         Chase presently ranks as the fourth largest bank card issuer in the United States. Its joint venture with First Data Corporation is the largest merchant processor in the U.S.

         The Chase Manhattan Corporation is the nation's largest banking company, with $352 billion in assets, offices in 39 states and a market capitalization of approximately $50 billion. All told, Chase's integrated global financial services business encompasses operations in 52 countries and customers in more than 200.

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